Exhibit 10.1

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

Mesa Laboratories, Inc.

This Executive Employment Agreement (the “Agreement”) is entered into and effective on March 3, 2026 (the “Effective Date”) by and between Mesa Laboratories, Inc. (the “Company”) and Siddhartha Kadia (“Executive”).

Recitals

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:

Terms

1.    Employment of Executive; Position and Duties.

(a)    Employment. Effective on a date between April 1, 2026 through April 13, 2026 (with the exact date to be mutually agreed to by Executive and the Company after taking into any notice period owed to Executive’s previous employer) (such date is the “Start Date”), the Company shall employ Executive as its sole President and Chief Executive Officer and the Executive shall serve in such capacity on the terms and conditions provided herein.

(b)    Duties. Executive shall have the duties, roles and responsibilities customarily assigned to the President and Chief Executive Officer of a public company as well as such other duties, authorities and responsibilities as shall be assigned to the Executive by the Board as are not inconsistent with Executive’s position as Chief Executive Officer. Executive shall report solely and directly to the Board. Executive shall devote substantially all of the Executive’s business time and energy and his business judgment, knowledge and skill to the best of his abilities to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations, (ii) serving on the board of directors of one for-profit company with the pre-approval of the Board; (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing the Executive’s passive personal investments, so long as such activities in (i) through (iv) in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict. Executive shall comply with all applicable written Company rules and policies that have been provided to Executive as a condition of employment. With respect to the foregoing clause (ii), the Company acknowledges and agrees that Executive may continue to serve on the boards of directors of each of Calibre Scientific Group and ALS Limited provided that Executive agrees that he shall use commercially reasonable efforts to cease service on at least one of such boards as soon as reasonably practicable following the Start Date, and shall in all events cease to serve on at least one of such boards before October 1, 2026.

(c)    Board Seat. Executive shall be nominated to be a voting member on the Board as soon as reasonably practicable following the Start Date and shall continue to be so nominated during the period that Executive serves as the Company’s Chief Executive Officer.

2.    Work Location. Executive shall have no required specific work location and may perform his services for the Company from one or more remote locations within the continental United States; provided, however, that Executive shall perform his services at the Company’s corporate headquarters and other operating locations as necessary, desirable or appropriate in order to fulfill his duties and responsibilities hereunder. Executive acknowledges and agrees that his role as Chief Executive Officer will require significant travel and time spent at the Company’s corporate headquarters and other operating locations.

3.    Term of Employment. This Agreement shall be of indefinite term unless terminated pursuant to the provisions hereof. The period during which Executive is employed pursuant to this Agreement is referred to as the “Term of Employment”. The Parties understand and agree that Executive is an employee at-will, and that Executive may resign (with prior written notice), or the Company may (with prior written notice) terminate Executive’s employment, at any time, for any or for no reason, with or without cause or warning, subject to the payment conditions set forth in Section 9 of this Agreement and the other terms of this Agreement.

4.    Definitions. As used in this Agreement:

(a)    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)    “Board” means the Board of Directors of the Company.

(c)    “Cause” means

(i)	conviction or plea of guilty or nolo contendere to a felony or a crime of comparable magnitude under applicable law;

(ii)	willful and continued neglect of duties (which is not due to illness or temporary incapacity or Disability);

(iii)

repeated failure to follow lawful instructions of the Board that results in material injury to the Company (provided that the failure to attain goals or objectives shall not by itself constitute Cause);

(iv)

any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities and intended to result in personal enrichment to Executive at the material expense of the Company, commission of an act of fraud or theft at the material expense of the Company, or intentional falsification of Company records;

(v)	willful misconduct which materially impairs the interests of the Company or its reputation;

(vi)

any direct violation by Executive of the Company’s anti-harassment or anti-discrimination policies, as set forth in the written employee handbook or code of conduct or ethics, as each may be amended from time to time and which were previously provided to Executive; or

(vii)

Executive’s material violation of the Company’s written code of conduct or ethics, as it may be amended from time to time, and which were previously provided to Executive, which materially impairs the interests of the Company (i.e., sections of the code of conduct or ethics other than anti-harassment or anti-discrimination sections, which are addressed in (vi) above).

The foregoing is an exclusive list of all acts or omissions that shall be considered “Cause” for the termination of Executive’s employment by the Company. The Company shall provide Executive with 10 business days advance written notice providing reasonable detail of the specific conduct of the Executive that constitutes Cause and the specific provisions of this Agreement on which the Company is relying on. Except with respect to clause (i), during the 10 business day period after Executive has received such notice, Executive shall have an opportunity (A) to cure or remedy the above (to the extent the conduct is capable of being cured or remedied, as determined by the Board in good faith) and (B) to present Executive’s case to the full Board before any termination for Cause is finalized by a vote of the entire Board. Executive shall continue to receive the compensation and benefits provided by this Agreement during the 10 business day period after Executive receives the written notice of the Company's intention to terminate Executive’s employment for Cause.

(d)    “Change of Control” shall have the meaning set forth in the Mesa Laboratories, Inc. 2021 Equity Incentive Plan, as in effect on the Effective Date. If necessary so that “non-qualified deferred compensation” subject to Code Section 409A is compliant with the Code Section 409A requirements, then a Change of Control will be deemed to have occurred only if the transaction is also a “change in ownership” or “change in effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5).

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Company” means Mesa Laboratories, Inc., a Colorado corporation, and any successor as provided in Section 18 hereof.

(g)    “Disability” means the Executive’s inability to perform the essential functions of the position due to a physical or mental impairment, notwithstanding the provision of reasonable accommodations that do not impose an undue hardship on the Company. Any uncertainty or dispute regarding the existence of a Disability will be determined by the Compensation Committee of the Board, subject to applicable law.

(h)    “Good Reason” means the occurrence of one or more of the following without Executive’s express written consent: (i) a reduction of Executive’s duties, position or responsibilities, or Executive’s removal from such position and responsibilities, or a change in Executive’s reporting relationship such that Executive does not report solely and directly to the Board; (ii) a reduction by the Company in Executive’s Base Salary or Target Bonus as in effect immediately prior to such reduction (unless otherwise permitted by Section 5, below); (iii) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 18, or (iv) the Company (or any Affiliate) materially breaches any of its material obligations hereunder (including without limitation requiring Executive to relocate or to primarily work at a specific location) or under any other agreement with Executive; provided, however, that the Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive is relying on) to the Company of the existence of any condition described in any one of the subparagraphs (i), (ii), (iii), and (iv), within 90 days of the Executive’s knowledge of the initial existence of such condition, and the Company has not cured the condition within 30 days of the receipt of such notice.

(i)    “Termination Date” means the date on which Executive’s Term of Employment ends. The Termination Date shall also be the date of Executive’s separation from service under Code Section 409A.

5.	Executive’s Compensation. Executive’s compensation shall include the following:

(a)    Annual Base Salary. Executive’s annual base salary at the beginning of the Term of Employment shall be $850,000, less applicable deductions and withholdings, payable in accordance with the Company’s normal payroll practices for its executive officers (“Base Salary”). The Base Salary may be increased from time to time at the discretion of the Compensation Committee of the Board (and once so increased shall become the Base Salary for purposes of this Agreement). The Base Salary shall not be decreased without the prior voluntary written consent of Executive, unless such reduction is of no more than 15% and is part of a cost-reduction program affecting other Executive employees generally and that is instituted based on financial hardship of the Company.

(b)    Annual Cash Incentive. Executive shall be eligible to participate in the Company’s annual executive cash incentive plan as in effect from time to time, with the opportunity to receive an annual award each fiscal year of the Company (an “Annual Cash Bonus”) pursuant the terms and conditions of such plan and subject to the achievement of performance targets set by the Compensation Committee of the Board. The Executive’s target annual bonus opportunity shall be at least 100% of the Executive’s Base Salary (the “Target Bonus”). The Executive must be employed continuously through the last day of a fiscal year to earn an Annual Bonus for such fiscal year. Any earned Annual Cash Bonus shall be paid no later than the 15th day of the third month following the end of the Company’s taxable year to which the Annual Cash Bonus relates.

(c)    Equity Awards.

(i)    Annual Equity Awards. During the Term of Employment, at times as determined by the Compensation Committee of the Board, Executive may be granted stock options, restricted stock units, performance shares or units, stock appreciation rights or other equity awards (collectively referred to as “equity awards”) under the Company’s equity incentive plan (“Equity Plan”) as in effect from time to time. The number and type of equity awards granted, the vesting schedule, the grant price, the term, and the terms and conditions of the equity awards will be determined by the Compensation Committee of the Board, and as defined in separate equity award agreements (“Award Agreement”)

(ii)    Sign-On Equity Awards. As an inducement for Executive to accept employment with the Company, the Executive shall be entitled to (i) an equity award consisting of restricted stock units (the “Sign-On RSUs”) covering a number of shares of Company common stock determined by dividing (x) $3,000,000, by (y) the 30-day trailing average closing share price of the Company’s common stock on the Start Date, and (iii) an equity award consisting of performance stock units covering a target number of shares of Company common stock determined by dividing $3,000,000 by the 30-day trailing average closing share price of the Company’s common stock on the grant date of the performance stock units (the “Sign-On PSUs”, and together with the Sign-On RSUs, the “Sign-On Equity Awards”). The Sign-On RSUs shall be issued on the Start Date. The Sign-On PSUs shall be issued at the same time as the Company makes ordinary FY27 equity awards generally (customarily, mid-June 2026), but in no event later than July 1, 2026. The Sign-On RSUs shall vest and be earned in equal 1/3rd increments on the first three anniversaries of their grant date, contingent on Executive’s continued employment through each anniversary date. In the event Executive’s employment is terminated by the Company without Cause (pursuant to Section 6(d), below) or by Executive for Good Reason (pursuant to Section 6(e), below), any unvested tranche of the Sign-On RSUs that is regularly scheduled to vest in the twelve (12) months following the Date of Termination shall become vested, with any remaining unvested Sign-On RSUs being unearned and cancelled without payment. The Sign-On PSUs shall have a potential payout between 0% and 200% of the target number of shares based on achievement of one or more metrics determined by the Compensation Committee of the Board (such as relative stockholder return and/or Company revenue) and shall vest and be earned contingent on Executive’s continued employment through the third anniversary of their grant date (the “Sign-On PSU Vest Date”). In the event Executive’s employment is terminated by the Company without Cause (pursuant to Section 6(d), below) or by Executive for Good Reason (pursuant to Section 6(e), below), in either case within the twelve (12) month period prior to the Sign-On PSU Vest Date, the Sign-On PSUs shall vest and be deemed earned at the greater of (A) target, or (B) the actual level of achievement at the end of the performance period. In the event Executive’s employment is terminated by the Company without Cause (pursuant to Section 6(d), below) or by Executive for Good Reason (pursuant to Section 6(e), below) at any other time prior to the Sign-On PSU Vest Date, the Sign-On PSUs shall not be earned and shall be cancelled without payment. The other terms and conditions of the Sign-On Equity Awards shall be set forth in the Award Agreements for such grants. The Award Agreements for the Sign-On Equity Awards will (x) not have terms and conditions that are inconsistent with the terms of this Employment Agreement and (y) contain such other terms and conditions as are substantially similar in all material respects to the 2025 Award Agreement forms for the named executive officers.

(iii)    Fringe Benefits and Expense Reimbursement. During the Term of Employment, Executive shall be eligible to receive benefits and perquisites of employment similar to those as have been customarily provided to the Company’s other executive officers, including but not limited to health insurance coverage, 401(k) matching benefits, short-term and long-term disability benefits and life insurance, in each case in accordance with the plan documents or policies that govern such benefits. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policies and procedures. Without limiting the foregoing, the Company shall within 30 days of the Effective Date remit payment to Executive’s legal counsel for reimbursement of the legal expenses incurred in connection with this Agreement, up to $15,000. Executive will also be indemnified to the maximum extent permitted by law pursuant to the Company's bylaws (as amended) and the Company’s general form of director and officer indemnification agreement (or if none, a customary indemnification agreement reasonably acceptable to Executive and to the Company), and Executive will also be covered to the same extent as other directors and officers by a directors and officers errors and omissions liability insurance policy during Executive’s employment (and service on the Board) and through at least the sixth anniversary after termination of all Executive’s services to the Company (the benefits provided by this sentence are collectively referred to as the “Indemnity Rights”). The Indemnity Rights shall survive any termination of this Agreement or Executive’s employment. Executive may also in his discretion adopt and maintain a SEC Rule 10b5-1 trading plan which comports with the Company insider trading policy.

(iv)    Reservation of Rights. The Company reserves in its sole discretion the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in this Section at any time without recourse by Executive so long as such action is taken with respect to the Company’s executives generally.

6.    Termination of Employment. Executive’s employment with the Company may be terminated for a variety of reasons, as described below. Following the Termination Date, Executive and Company will be bound by all provisions of this Agreement.

(a)    Disability. The Company may terminate the Executive’s employment by delivering a Notice of Termination (as defined in Section 7 below) to the Executive upon the Executive’s Disability.

(b)    Death. The Executive’s employment shall be terminated automatically as of the date of the Executive’s death.

(c)    Cause. The Company may terminate the Executive’s employment for Cause at any time by delivering a Notice of Termination (as defined in Section 7 below); provided however, that the cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive) and Executive is given an opportunity, together with counsel for Executive if he so desires, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists.

(d)    Without Cause. The Company may terminate the Executive’s employment without Cause upon 90 days prior written notice, by delivery to the Executive of a Notice of Termination (as defined in Section 7 below). The Company reserves the right to accelerate the Termination Date; provided, however, any acceleration shall not remove or limit the Company’s obligation to compensate Executive for the entire 90-day notice period, nor otherwise reduce Company’s obligations under this Agreement that would be incurred had the Termination Date not been accelerated.

(e)    Good Reason. Executive may terminate employment with the Company for Good Reason (as defined above) by delivering to the Company a Notice of Termination (as defined in Section 7 below) after the Company’s failure to cure the condition giving rise to Good Reason and not less than 30 days prior to the scheduled Termination Date. The Company shall have the option of terminating the Executive’s duties and responsibilities prior to the expiration of such notice period. Any termination of employment by Executive for Good Reason pursuant to this section must occur no later than the date that is 210 days following the occurrence of the initial existence of the condition giving rise to the Good Reason termination right.

(f)    Without Good Reason. Executive may resign from employment without Good Reason upon 90 days’ prior written notice, by delivery to the Company of a Notice of Termination (as defined in Section 7 below). During the 90-day notice period, Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use his best efforts to effectuate a smooth and effective transition to whomever will replace Executive if so identified during such 90-day notice period. The Company reserves the right to accelerate the Termination Date; provided, however, any acceleration by the Company shall not remove or limit the Company’s obligation to compensate Executive for the entire 90-day notice period, nor otherwise reduce Company’s obligations under this Agreement that would be incurred had the Termination Date not been accelerated.

7.    Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written or electronic notice which shall indicate the specific termination provision in this Agreement relied upon and the effective date of Executive’s termination of employment.

8.    Automatic Resignation from Board of Directors. In the event Executive's employment under this Agreement is terminated for any reason, Executive's service as a member of the Board (if any) shall immediately terminate upon such Termination Date. This Section 8 shall constitute a Board resignation notice for such purposes.

9.    Compensation Upon Termination. Upon termination of the Executive’s employment during the Term, Executive shall be entitled to the applicable benefits as set forth in this Section (subject, if applicable, to Executive timely delivering and not revoking a Release in accordance with Section 9(g)).

(a)    Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, the Company shall pay or provide to the Executive the accrued compensation and benefit items set forth below (the items in 9(a)(i) – (iv) being collectively referred to as the “Accrued Compensation”). A Release is not required to receive the Accrued Compensation.

(i)    any accrued and unpaid Base Salary, payable on the next payroll date (or such sooner date as may be required by law);

(ii)    any Annual Cash Bonus earned but unpaid in respect of any completed fiscal year preceding the Termination Date, payable at the time Annual Cash Bonus is paid to other executives of the Company, but in no event later than the 15th day of the third month following the end of the Company’s taxable year to which the Annual Cash Bonus relates;

(iii)    reimbursement for any and all monies advanced or ordinary and necessary business expenses incurred in connection with the Executive’s employment prior to the Termination Date (and otherwise reimbursable under the Company’s established policies and procedures), which amount shall be reimbursed within 30 days of the Company’s receipt of proper documentation from the Executive;

(iv)    any vested amount or benefit as provided under any benefit plan or program in accordance with the terms thereof along with the Indemnity Rights.

(b)    Termination by Executive Voluntarily Without Good Reason. If the Executive terminates employment without Good Reason, the Company shall pay or provide Executive the Accrued Compensation.

(c)    Termination by the Company for Death or Disability. If the Executive’s employment is terminated by the Company for death or Disability, the Company shall pay the Executive the following amounts, offset and reduced by any payments that Executive may receive under any Company-sponsored life insurance or disability insurance plan, program, or arrangement:

(i)        the Accrued Compensation;

(ii)	the following cash severance benefits:

(A)    an amount in cash equal to the sum of (x) Base Salary plus (y) Target Bonus, (disregarding any reductions to Base Salary or Target Bonus effected in the twelve months prior to the Termination Date except those that were otherwise permitted under Section 5, above) which amount shall be paid in 11 equal monthly installments beginning 60 days after the Termination Date occurs and continuing each month thereafter until the amount is paid in full on or around the first anniversary of the Termination Date; provided, however, that the first installment shall be in an amount covering two months and shall be paid to Executive on the 60th day following the Termination Date (the dollar amount that is the sum of clauses (x) and (y) is the “Base Severance”);

(B)    an amount based on a pro-rated Annual Cash Bonus for the fiscal year in which the Termination Date occurs, which amount shall be equal to the product of (x) the greater of (i) the Target Bonus, or (ii) the amount of the Annual Cash Bonus for the fiscal year of termination based on actual performance measured against the applicable performance goals, multiplied by (y) a fraction (A) the numerator of which is the number of days in such fiscal year through the Termination Date and (B) the denominator of which is 365 (the “Pro-Rata Amount”), and which shall be payable in a lump sum at the same time Annual Cash Bonus for the fiscal year of the Termination Date is paid to other executives of the Company, but in no event later than the date set forth in Section 5(b);

(iii)    an additional cash severance amount equal to 24 times the excess of (A) the monthly COBRA premium in effect under the Company's health, dental and vision plans applicable to the Executive and his dependents, less (B) the monthly premium cost for active employees (the “H&W Continuation Amount”), to be paid in a lump sum within 60 days after the Termination Date. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company's payment of the H&W Continuation Amount.

(d)    Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with a Change of Control. If the Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of the Executive’s Disability or death) or by the Executive for Good Reason, in either case other than where such termination would entitle the Executive to the benefits provided in Section 9(e) of this Agreement, then, the Executive shall be entitled to the benefits provided in this Section 9(d):

(i)    the Accrued Compensation;

(ii)    the following cash severance benefits:

(A)    an amount in cash equal to the Base Severance paid at the times specified in Section 9(c)(ii)(A);

(B)    the Pro-Rata Amount, which amount shall be paid in a lump sum at the same time Annual Cash Bonus for the fiscal year of the Termination Date is paid to other executives of the Company, but in no event later than the date set forth in Section 5(b);

(iii)     additional cash severance equal to the H&W Continuation Amount, to be paid in a lump sum within 60 days after the Termination Date. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company's payment of the H&W Continuation Amount.

(e)    Termination by the Company Without Cause or by the Executive for Good Reason in Connection with a Change of Control. If the Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of the Executive’s Disability or death) or by the Executive for Good Reason such that the Termination Date occurs within three months before, on, or within 24 months following, the date of a Change of Control, then, in lieu of the amounts due under Section 9(d) above of this Agreement, the Executive shall be entitled to the benefits provided in this Section 9(e):

(i)    the Accrued Compensation;

(ii)    the following cash severance benefits:

(A)    an amount in cash equal to two times the Base Severance, which amount shall be payable in a lump sum payment within 60 days following such Termination Date; provided, however, that if the Termination Date occurs prior to the date of the Change of Control, then an amount equal to the Base Severance shall be payable on the date of the Change of Control, with the remainder (which is an amount equal to the Base Severance) to be paid in 11 equal monthly installments beginning 60 days after the Termination Date occurs and continuing each month thereafter until the amount is paid in full on or around the first anniversary of the Termination Date; provided, however, that the first installment shall be in an amount covering two months and shall be paid to Executive on the 60th day following the Termination Date;

(B)    the Pro-Rata Amount, which amount shall be paid in a lump sum at the same time Annual Cash Bonus for the fiscal year of the Termination Date is paid to other executives of the Company, but in no event later than the date set forth in Section 5(b); and

(iii)     additional cash severance equal to H&W Continuation Amount, to be paid in a lump sum within 60 days after the Termination Date. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company's payment of the H&W Continuation Amount.

(f)    Impact of Termination of Employment on Equity Awards. The treatment of Executive's equity awards (other than the Sign-On Equity Awards) as a result of and following the termination of Executive's employment with the Company shall be exclusively governed by the terms and conditions of the Equity Plan and the applicable Award Agreement(s), regardless of the reason for such termination.

(g)    Requirement of Release. Notwithstanding anything in this Agreement to the contrary, except as prohibited by law, the Executive’s entitlement to any compensation or benefits, under Section 9 of this Agreement (other than the Accrued Compensation) shall be contingent upon the Executive (or his guardian or personal representative) signing and not revoking a full release of claims substantially in the form of Appendix I attached hereto and included in this Agreement (“Release”), which Release shall not be executed by Executive (or his guardian or personal representative) earlier than the Termination Date and must become binding and irrevocable no later than sixty (60) days following the Termination Date. Failure to satisfy the release requirement shall result in Executive not receiving any compensation or benefits under this Section 9 (other than the Accrued Compensation). Any cash separation benefits that are contingent upon satisfaction of the release requirement set forth in this Section 9(g) and that would otherwise be paid prior to satisfaction of such requirement shall instead be withheld and paid in a lump sum within five (5) days of the release requirement being satisfied.

10.    Change of Control. If a Change of Control occurs, all unvested equity awards held by the Executive shall vest immediately, all restrictions thereon shall lapse, and any equity award performance metrics for which the performance period is not yet complete shall be deemed to have been achieved at the higher of target level or actual performance through the date of the Change of Control, based on the performance metrics set forth in the applicable Award Agreement (with metrics adjusted to account for the truncated performance period).

11.    Compliance with Section 409A.

(a)    General. The compensation and benefits provided by this Agreement are intended to comply with or be exempt from Section 409A of the Code so as to avoid the imposition of tax thereunder, and this Agreement shall be interpreted in a manner consistent with that intent. In addition, and without limiting the generality of the foregoing, it is the intent of the parties that the severance benefits set forth in Section 9 of this Agreement be exempt from Code Section 409A as “short-term deferrals,” as “involuntary separation pay,” or under any other Code Section 409A exemption that may be applicable, to the maximum extent possible. References to “termination of employment,” “Termination Date,” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

(b)    Specified Employee. Notwithstanding anything herein to the contrary, if at the time of the Termination Date, the Executive is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder arising as a result of such separation from service are “non-qualified deferred compensation” subject to Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the earlier of (i) the date that is six months following the Executive’s Termination Date or (ii) the Executive’s death, and the Company shall pay any such delayed amounts in a lump sum at such time.

(c)    Reimbursements and In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)    Separate Payments. To the extent permissible under Section 409A of the Code, each payment hereunder required to be made in installments shall be deemed a series of separate payments, and each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(e)    Amendments and Adjustments; No Company Liability. If any payments or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A. In no event will the Company have any liability to the Executive for any taxes, penalties or interest that may be applied to the payments or benefits provided hereunder because of the application of Section 409A of the Code to such payments or benefits.

12.    Section 280G Payments. Notwithstanding anything herein to the contrary, if any of the payments and benefits described herein, together with any other payments which Executive has the right to receive from the Company (collectively, the “280G Payments”), would result in Executive receiving a “parachute payment” within the meaning of Section 280G of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in the maximum amount Executive may receive without any portion of such 280G Payments becoming subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income or excise taxes (including the excise tax imposed by Section 4999) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or a portion of such benefits may be taxable under Section 4999 of the Code.

The determination as to whether any such reduction in the amount of payments and benefits is necessary shall be made by the Board in its sole discretion after consultation with a qualified consulting, accounting, or law firm selected by the Board (provided however that the selected consulting, accounting, or law firm may not have rendered any material services to the Company’s acquirer(s) in the three years preceding the Change of Control), and such determination shall be conclusive and binding on all parties. To the extent payments are to be cutback (with cutbacks being first applied to amounts to be paid latest in time), the Company shall first cutback any cash severance payments under Section 9, then any other cash payments that are not reduced under Treasury Regulation Section 1.280G-1 Q/A 24(c), then any equity incentive awards that are not reduced under Treasury Regulation Section 1.280G-1 Q/A 24(c), then any equity incentive awards that are reduced under Treasury Regulation Section 1.280G-1 Q/A 24(c). If through error or otherwise a payment that should have otherwise been reduced is made to Executive, Executive shall within 30 days after written notification repay such amount to the Company.

13.    Clawback. Executive hereby acknowledges and agrees that Executive is subject to and shall comply with the Mesa Laboratories, Inc. Executive Compensation Clawback Policy, as same may be amended from time to time, as well as any other “clawback” obligations that may apply pursuant to applicable law, rules, and regulations including Nasdaq (or other national securities exchange, if applicable) listing rules.

14.    Other Agreements. As a material inducement for the Company to enter into this Agreement, Executive has executed the Confidentiality Agreement attached hereto as Appendix II, which contains certain confidentiality and intellectual property protections in favor of the Company. Executive understands that Executive’s receipt of benefits under this Agreement is conditioned on Executive’s compliance with the Confidentiality Agreement.

15.    Cooperation. After the Termination Date Executive agrees to cooperate and provide reasonable assistance, at the request of the Company, in the transitioning of Executive’s job duties and responsibilities, and to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company, including for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section. Executive acknowledges and agrees that Executive will not be considered an employee of the Company for any purpose in connection with such cooperation and assistance; rather, compliance with this provision is in consideration for the opportunity to receive payments under Section 9 of this Agreement. The Company shall promptly reimburse Executive for any costs incurred by Executive in connection with such cooperation.

16.    Representations of Executive. Executive represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between Executive and any former employer or other third party; and (c) during the Term of Employment, he shall not use or disclose to anyone within the Company or its affiliates any proprietary information or trade secrets of any former employer or other third party. Executive further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Executive further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Executive.

17.    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 9 of this Agreement by seeking other employment or otherwise, nor shall the amount of such payment be offset by the Company or be reduced by reason of compensation or other income Executive receives for services rendered for the Company after the Termination Date.

18.    Company’s Successors. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

19.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, addressed to:	If to the Company, addressed to:

Siddhartha Kadia 809 Seabright Lane Solana Beach, CA 92075 or the last known residential address or personal e-mail address reflected in the Company’s records	Mesa Laboratories, Inc. 12100 West Sixth Avenue Lakewood, Colorado 80228 Attention: Chair of the Board

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

20.    Amendment. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

21.    Sole Agreement. This Agreement and the attached agreements constitute the entire agreement and understanding between the parties concerning its subject matters and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters. The parties acknowledge and agree that the other party hereto has not made any promise or representation concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, each party is not relying on any prior oral or written statement or representation by the other party or its representatives outside of this Agreement. In the event of any conflicts in terms between this Agreement and any Company policy or any other agreement between Executive and the Company (or Affiliate) (which includes the exhibits to this Agreement and/or any offer letter summary of the employment terms), the terms of this Agreement shall govern and prevail.

22.    Executive’s Successors. Executive may not assign or delegate to any third person Executive’s obligations under this Agreement. The rights and benefits of Executive under this Agreement are personal to Executive (or, in the event of Executive’s death or disability, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

23.    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by such court by limitation, then such provision shall be so limited by such court and shall be enforceable to the maximum extent permitted by applicable law.

24.    Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

25.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

26.    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

27.    Applicable Law. This Agreement (including without limitation Section 28) shall be interpreted and enforced in accordance with the laws of the State of Colorado (without regard to its conflict of laws provisions).

28.    Resolution of Disputes, Waiver of Jury Trial. Any dispute arising out of or relating to this Agreement or Executive’s employment with the Company or the termination or expiration thereof shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after 30 days, then the Parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state courts situated in Jefferson County, Colorado or in the United States District Court for the District of Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law. In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with Colorado: (a) the Executive is employed, provides services for or otherwise is affiliated with a legal entity headquartered in the state of Colorado; (b) the Executive may receive compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (c) the Executive regularly interacts with, contacts and is contacted by other Company employees in Colorado; (d) the Executive is located in, or either routinely travels to or attends business meetings in Colorado; and (e) the Executive receives substantial compensation and benefits as a result of the Company being a corporation headquartered in and subject to the laws of Colorado. Based on these and other contacts, the Executive acknowledges that he could reasonably be subject to the laws of Colorado. The parties shall be responsible for their own costs and expenses under this Section 28.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

29.    Counterparts and Electronic Signature. This Agreement may be executed by electronic signature and in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date set forth above.

Executive	Mesa Laboratories, Inc.

Name: ____________________________	By:	______________________________________
Siddhartha Kadia	Name:	John Sullivan
	Title:	Chairman of the Board

APPENDIX I

Legal Release

This Legal Release (“Release”) is between Mesa Laboratories, Inc. (the “Company”) and Siddhartha Kadia (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

A. Executive and the Company are parties to an Executive Employment Agreement (dated March 3, 2026) to which this Release is appended as Appendix I (the “Agreement”).

B. Executive’s employment was terminated on [•] (the “Termination Date”) and a Company Change of Control [has not occurred][occurred on [DATE]] and Executive wishes to receive the compensation, benefits, awards and other payments described in the Agreement.

C. Executive and the Company wish to resolve all claims between them arising from or relating to any act or omission predating the Termination Date.

Agreement

The Parties agree as follows:

1.    On the condition that Executive signs and does not rescind this Release as set forth below, the Company shall pay or provide to Executive the payments and benefits set forth in Section 9[(d)][(e)] of the Agreement on the terms and conditions and at the times specified in Section 9[(d)][(e)] of the Agreement.

2.    Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present, past, and future parents, affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any releaser due to any releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the date that Executive signs this Release, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body, and the failure of the Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; provided however, that notwithstanding the foregoing or anything else contained in this Release the release set forth in this Section shall not extend to: (i) any claims arising after the date that Executive signs this Release; (ii) any vested rights under any pension, retirement, non-qualified deferred compensation plan, profit sharing, or similar plan, or under any vested equity compensation award; (iii) Executive’s rights to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, agreement (including the Agreement) or under any insurance contract, in connection with Executive’s acts and omissions within the course and scope of Executive’s services with the Company; (iv) Executive’s rights to unemployment insurance compensation; or (v) any rights or remedies that cannot by law be waived by private agreement. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Termination Date. Executive has specifically consulted with counsel, or had an opportunity to consult with counsel, with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Release Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, whether known or unknown, except as specifically provided otherwise in this Release.

3.    In order to provide a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, covered herein that Executive may have and not now know or suspect to exist in Executive’s favor against any Executive Releasee and that this Release extinguishes such claims. Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released. The parties agree that nothing contained herein, and no action taken by any party hereto with regard to this Release, shall be construed as an admission by any party of liability or of any fact that might give rise to liability for any purpose whatsoever. Executive represents and warrants that Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against any Executive Releasee arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law. Notwithstanding any other provision of this Section, however, nothing in this Section is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Release. Executive hereby waives the provisions of section 1542 of the California Civil Code, which states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

4.    Executive agrees and acknowledges that Executive: (i) understands the language used in this Release and the Release’s legal effect; (ii) is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.; (iii) will receive compensation under this Release to which Executive would not have been entitled without signing this Release; (iv) has been advised by the Company to consult with an attorney and has had an opportunity to consult with an attorney before signing this Release; and (v) will be given up to fifty-two (52) days to consider whether to sign this Release. For a period of seven (7) days after Executive signs this Release, Executive may, in Executive’s sole discretion, rescind this Release by delivering a written notice of rescission to the Company’s [•] Department ([•]). If Executive rescinds this Release within seven (7) calendar days after Executive signs the Release, or if Executive does not sign this Release within the fifty-two (52) day consideration period, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Release. If Executive does not rescind this Release within seven (7) calendar days after the day Executive signs this Release, this Release shall then become final and binding and shall be irrevocable.

5.    Executive acknowledges that Executive has received, without condition, all compensation, leave (paid or unpaid), bonuses, stock, shares, membership units, stock options, equity, or other benefits of employment to which Executive is entitled for Executive’s work up to Executive’s last day of employment with the Company, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the payments and benefits, to the extent not already paid, described in the Agreement. Executive acknowledges and agrees that this Release does not alter any promises of Executive made prior to or during Executive’s employment concerning intellectual property, confidentiality, return of Company property and information, non-solicitation, non-competition, or cooperation. These promises survive and remain in force in accordance with their terms and Executive’s receipt of benefits under the Agreement are conditioned on Executive’s compliance with any restrictive covenant (including non-competition and non-solicitation), confidentiality, intellectual property protection, or assignment of inventions agreements between the parties. To the extent permitted by applicable law, Executive agrees that, unless the Company consents in writing, Executive will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its affiliates or subsidiaries. Executive warrants that no such applications are pending at the time this Release is executed.

6.    Executive agrees that the only thing of value that Executive will receive by signing this Release is the payments and benefits described in the Agreement.

7.    Executive understands that nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims, provided, however, this Release does not limit Executive’s right to receive a reward for information provided to any Government Agencies.

8.    EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS RELEASE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.    If any provision of this Release is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company. The Company may assign its rights under this Release. No other assignment is permitted except by written permission of the parties. This Release may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

NOTE: DO NOT SIGN THIS LEGAL RELEASE UNTIL AFTER EXECUTIVE’S TERMINATION DATE.

IN WITNESS WHEREOF, the parties have executed this Release on the dates set forth below.

Mesa Laboratories, Inc.

By:	Date:
Name: Title:

Executive

Date:

APPENDIX II

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement is made and entered into effective as of March 3, 2026 (the “Effective Date”) and between Mesa Laboratories, Inc., a Colorado corporation (together with its affiliates for purposes of this Agreement only, the “Company”) and Siddhartha Kadia (“Employee”).

BACKGROUND

Company is in the business of designing, manufacturing, selling and distributing quality control products and services (“P/S”) which are sold into niche markets driven by regulatory requirements (the “Business”). Company conducts its Business and offers and sells its P/S throughout the world, and intends to continue to so offer and sell its P/S.

Employee will be employed by Company as its President and Chief Executive Officer.

AGREEMENT

In consideration of the employment of Employee by Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Confidentiality.

(a)    Employee acknowledges that in connection with his/her employment, Employee has had and will continue to have access to confidential and proprietary information and material belonging to Company (“Confidential Information” as more fully defined in (c) below).

(b)    Employee agrees that he/she shall at no time, directly or indirectly, for his/her own benefit or the benefit of any other Person (as hereinafter defined), utilize or disclose to any Person any of the Confidential Information of Company, other than as necessary in the course of rendering services to, for, or on behalf of Company.

(c)    For purposes of this Agreement, “Confidential Information” includes, without limitation, information concerning: ownership, management and organization structure; shareholder arrangements and agreements; employee compensation, bonuses and profit sharing arrangements or plans; stock transaction agreements; insurance information; business methods; systems of operation and operating practices and strategies; strategic plans and business development strategies; pricing strategies; estimating techniques, financial affairs, condition, and information (whether historical or forecasted); tax information; and information concerning clients served, potential clients, and client referral sources; as well as all other proprietary information of Company; all related compilations, reports, financial statements, analyses, agreements, instruments other documents containing such information in whatever form or medium; and any other confidential information of any kind in possession of the Company, whether developed for or by the Company (including information developed by Executive), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company in confidence for use in any aspect of its business. . Notwithstanding the foregoing, “Confidential Information” shall not include (x) information arising from Employee’s general training, knowledge, skill or experience, whether gained on the job or otherwise; (y) information that is readily ascertainable to the public; or (z) information that Employee otherwise has a right to disclose as legally protected conduct. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

(d)    Employee agrees that the Confidential Information (i) constitutes trade secrets of Company, not general secrets of the trade, and is not readily ascertainable from any other source; and (ii) is the product of a material investment of Company time, effort and money, and (iii) constitutes a valuable asset of Company.

(e)    All Confidential Information acquired by the Employee is and shall remain the sole and exclusive property of Company and shall be immediately placed in the hands of Company by Employee upon request by Company and upon termination of his/her employment (for any reason), along with any copies made thereof, in whatever form or medium. Employee shall retain no copies (including electronic copies) in any form.

(f)    18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

2.    Reasonable Restriction.

(a)    Employee acknowledges that the restrictions and the covenants contained herein are reasonable and necessary in order for Company to maintain its Confidential Information and goodwill, and in order to protect its interests and rights in the Business and its relationships with its customers. Employee further acknowledges that such restrictions will not create an undue hardship on Employee or otherwise unreasonably prohibit Employee, following the termination of his/her employment with Company, from being employed by, acquiring an interest in, or being otherwise connected with any Person in the conduct of business activities other than those of the Business.

(b)    Employee agrees that, if his/her employment by Company terminates and he/she is employed by or otherwise connected with another Person for business purposes, legitimate questions may arise as to whether Employee is then breaching or has breached his/her obligations to Company. Employee authorizes Company to contact any Person by whom Employee becomes employed, or becomes otherwise connected with for business purposes, to advise said Person of the existence and terms of this Agreement, and/or to ascertain the nature and extent of the duties and activities that Employee has performed or undertaken, or will perform or undertake, for said Person.

3.    Inventions.

(a)    “Inventions” means any and all original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company.

(b)    Employee hereby assigns to the Company, or its designee, all of Employee’s right, title, and interest in and to all Inventions, except where prohibited by law, so that the Company is the exclusive owner of the Inventions. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act, and that such works made for hire shall constitute part of the Inventions. Employee shall not use any Inventions except for the exclusive benefit of the Company. Employee agrees to reasonably assist the Company, or its designee, at the Company’s expense, in every proper way to secure or enforce the Company’s rights in any Inventions. In the event the Company is unable for any reason, after reasonable effort, to secure signature on behalf of Employee on any document needed for the actions specified in this paragraph, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify, and file any such documents, and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement or misappropriation of any Inventions assigned to the Company under this Agreement. Employee agrees to keep and maintain adequate and current records of all Inventions made by Employee (solely or jointly with others) while employed by the Company. During the period Employee is employed by the Company, Employee shall promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others. Notwithstanding the foregoing, Employee shall have no obligation to assign an invention that Employee developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) Result from any work performed by Employee for the Company.

(c)    Unless otherwise set forth in an attachment to this Agreement and signed by Employee and the Company, Employee warrants and represents that there are no original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions which were made or acquired by Employee prior to Employee’s employment by the Company, which are owned in whole or in part by Employee, which relate to the business, or the Company’s proposed business, and which are not assigned to the Company under this Agreement.

(d)    Employee shall promptly disclose to the Company or its designee any and all Inventions, whether patentable or unpatentable, copyrightable or uncopyrightable, made, developed, worked on, or conceived by Employee, either solely or jointly with others, whether or not reduced to drawings, written description, documentation, models, or other tangible form: (a) during the period of Employee’s employment with the Company which relate to, or arise out of, any developments, services, research, or products of, or pertain to the business of the Company and (b) for a period of six (6) months after termination of the Employee’s employment with the Company, said Inventions which relate to, or arise out of, any developments, services, research, or products that Employee had been concerned with during the term of his employment.

4.    No Conflict with Prior Employment. Employee represents that Employee is not a party to any oral or written agreement with any former employer or other person which may restrict Employee’s ability or make it unlawful for Employee to be employed by Company or to perform Employee’s duties. Employee represents that any agreement, whether oral or written, with a prior employer or other person which contains any employment, confidentiality, competition or solicitation restriction has been disclosed to, and in the case of a written agreement provided to Company. Employee agrees that he/she will not disclose, or provide to Company, or use for or on behalf of the Company, any trade secrets or confidential or proprietary information of any prior employer of Employee, or any other person, without proper consent.

5.    Remedies.

(a)    In the event of a breach or threatened or attempted breach of the provisions of this Agreement, Employee acknowledges that said breach would cause irreparable harm to Company, incapable of compensation by the award of money damages. In addition to all other remedies provided by law, Company shall, therefore, be entitled to a temporary, preliminary and permanent injunction (without the necessity of proving any actual damage or proving that monetary damages would not afford an adequate remedy) or decree for specific performance of the terms hereof, or both. However, nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies for such a breach.

(b)    In the event of any breach by Employee of the provisions of this Agreement, Company shall be entitled to an award of costs and expenses incurred by Company in connection with such action, including reasonable attorneys’ fees.

6.    General Provisions.

(a)    The provisions of Agreement shall survive termination of Employee’s employment with Company.

(b)    In the event that any provision of this Agreement is invalid, illegal or unenforceable under applicable law, the validity, legality or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its validity, legality and enforceability.

(c)    This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, and construed in accordance with, the choice of law and dispute resolution provisions in Employee’s employment contract with the Company.

(d)    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and assigns, except that it shall not be assignable by Employee.

(e)    The failure of Company to insist upon the strict performance of the covenants and conditions contained herein shall not be deemed a waiver of the right of Company to assist upon the strict performance of such covenant sand conditions any other time. Any waiver by Company of any breach or violation of any part of this Agreement shall not operate or be interpreted, therefore, as a waiver of any subsequent breach or violation of this Agreement.

(f)    This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented except by a separate agreement in writing signed by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Confidentiality Agreement has been duly executed as of the Effective Date.

Mesa Laboratories, Inc.

By
Name: John Sullivan Title: Chairman of the Board

Employee:

Siddhartha Kadia